Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces First Quarter 2016 Financial Results

INCLINE VILLAGE, NV, May 2, 2016 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2016 including:

•	Total revenues of $103.1 million for the first quarter of 2016.

•	Non-GAAP diluted earnings per share (EPS) of $0.52 increased approximately 11 percent versus the same period in 2015.

•	Non-GAAP net income increased 7 percent to $84.8 million.

•	GAAP diluted EPS of $0.34, decreased by 32 percent compared to the same period of 2015.

•	GAAP net income decreased by 34 percent to $55.9 million.

The largest component of the difference in non-GAAP measure compared to GAAP is the exclusion of mark-to-market adjustments related to the fair value election of our investments in royalty rights. A full reconciliation of all components of the GAAP to Non-GAAP quarterly financial results can be found in Table 4 at the end of this release.

Revenue Highlights

•	Total revenues of $103.1 million for the quarter ended March 31, 2016 included:

◦
Royalties from PDL's licensees to the Queen et al. patents of $121.5 million, which consisted of royalties earned on sales of products under license agreements associated with the Queen et al. patents;

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of negative $27.1 million, which consisted of revenues associated with the change in estimated fair value of our royalty right assets and primarily related to the Depomed, Inc. royalty rights acquisition;

◦	Interest revenue from notes receivable debt financings to late-stage healthcare companies of $9.0 million; and

◦
License and other revenues of negative $0.2 million, which consisted of a negative $0.3 million mark-to-market adjustments on warrants held and, a realized gain of $0.1 million from the sale of PDL's investment in AxoGen Inc. common stock.

•	Total revenues decreased by 31 percent for the first quarter ended March 31, 2016, when compared to the same period in 2015.

◦
The decrease in royalties from PDL's licensees to the Queen et al. patents is due to decreased Lucentis® and Actemra® royalties as a result of the conclusion of their license agreements, partially offset by increased royalties from other Queen et al. royalty revenues.

◦	PDL expects its revenue from the Queen et al. patents to materially decrease beyond this first quarter of 2016.

◦
The decrease in royalty rights - change in fair value was driven by the $47.9 million decrease in the fair value of the Depomed royalty rights assets and is primarily a result of lower than expected cash royalties in the first quarter and an adjustment reducing future cash flows due to lower projected demand data, greater erosion of market share due to the launch of a generic, and higher gross-to-net adjustments for Glumetza.

◦	PDL received $17.2 million in net cash royalty payments from its acquired royalty rights in the first quarter of 2016, compared to $0.9 million for the same period of 2015.

◦	The decrease in interest revenues was due to reduced interest from Direct Flow Medical, Inc. as a result of ceasing to accrue interest due to the loan being impaired.

Operating Expense Highlights

•	Operating expenses were $9.8 million for the quarter ended March 31, 2016, compared to $7.7 million for the same period of 2015.

◦
The increase in operating expenses for the quarter as compared to the same period in 2015, was a result of an increase in general and administrative expenses of $1.5 million for legal service expenses mostly related to business development activities, the asset management of Wellstat Diagnostics, legal expenses related to a complaint against Merck Sharp & Dohme, Corp, and $0.9 million for compensation, including stock-based compensation, offset in part by a decrease in professional services from asset management expenses.

Other Financial Highlights

•	PDL had cash, cash equivalents, and short-term investments of $292.0 million at March 31, 2016, compared to $220.4 million at December 31, 2015.

◦
The increase was primarily attributable to proceeds from royalty right payments of $17.2 million and cash generated by operating activities of $92.5 million, offset in part by the repayment of a term loan for $25.0 million, payment of dividends of $8.2 million and an additional note receivable purchase of $5.0 million.

•	Net cash provided by operating activities in the first quarter of 2016 was $92.5 million, compared with $71.8 million in the same period in 2015.

Recent Developments

•	Q2 2016 Dividends

◦
On May 2, 2016, our board of directors declared a quarterly dividend of $0.05 per share of common stock to be paid on June 13, 2016 to stockholders of record on June 6, 2016, the record date of the dividend payment.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, May 4, 2016.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 90724686. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 11, 2016, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 90724686.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1 billion and funded approximately $937 million in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring new income generating assets, the management of its intellectual property and income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues
Royalties from Queen et al. patents	$121,455	$127,810
Royalty rights - change in fair value	(27,102)	11,362
Interest revenue	8,964	10,534
License and other	(193)	—
Total revenues	103,124	149,706

Operating Expenses
General and administrative expenses	9,846	7,666
Operating income	93,278	142,040

Non-operating expense, net
Interest and other income, net	113	86
Interest expense	(4,550)	(8,610)
Total non-operating expense, net	(4,437)	(8,524)

Income before income taxes	88,841	133,516
Income tax expense	32,954	49,018
Net income	$55,887	$84,498

Net income per share
Basic	$0.34	$0.52
Diluted	$0.34	$0.50

Shares used to compute income per basic share	163,701	162,829
Shares used to compute income per diluted share	163,835	170,412

Cash dividends declared per common share	$0.05	$0.60

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31,	December 31,
	2016	2015
Cash, cash equivalents and short-term investments	$291,956	$220,352
Total notes receivable	$371,856	$364,905
Total royalty rights - at fair value	$354,881	$399,204
Total assets	$1,055,375	$1,012,205
Total term loan payable	$—	$24,966
Total convertible notes payable	$230,850	$228,862
Total stockholders' equity	$742,531	$695,952

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2016	2015
Net income	$55,887	$84,498
Adjustments to reconcile net income to net cash provided by (used in) operating activities	22,336	(3,442)
Changes in assets and liabilities	14,283	(9,210)
Net cash provided by operating activities	$92,506	$71,846

TABLE 4
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amount)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended
	March 31,
	2016	2015
GAAP net income as reported	$55,887	$84,498
Adjustments to Non-GAAP net income (as detailed below)	28,901	(5,040)
Non-GAAP net income	$84,788	$79,458

A reconciliation between diluted earnings per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended
	March 31,
	2016	2015
GAAP earnings per share - Diluted	$0.34	$0.50
Adjustments to Non-GAAP net income (as detailed below)	0.18	(0.03)
Non-GAAP earnings per share - Diluted	$0.52	$0.47

An itemized reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended
	March 31,
	2016	2015
GAAP net income as reported	$55,887	$84,498
Adjustments:
Mark-to-market adjustment to fair value assets	44,323	(10,424)
Non-cash interest revenues	(1,951)	(2,105)
Non-cash stock-based compensation expense	786	501
Non-cash debt offering costs	2,461	4,066
Mark-to-market adjustment on warrants held	329	—
Income tax effect related to above items	(17,047)	2,922
Total adjustments	28,901	(5,040)
Non-GAAP net income	$84,788	$79,458

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with information that offers greater insight into reconciling our earnings with the cash flows from our business and investments and more appropriately reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ and “Non-GAAP earnings per share - Diluted” are not based on any standardized methodology prescribed by GAAP and represent GAAP net income and GAAP earnings per share - diluted adjusted to exclude (1) mark-to market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to market adjustments related to warrants held, and to adjust (6) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.